Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form S-3 and related prospectus of Forest Oil Corporation for the registration of 7,250,000 shares of its common stock and to the incorporation by reference therein of our reports dated February 27, 2008, with respect to the consolidated financial statements of Forest Oil Corporation and the effectiveness of internal control over financial reporting of Forest Oil Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Denver, Colorado

September 29, 2008